UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2006

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 230, Irvine, California 92612

(Address of principal executive offices)

(949) 271-6700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

At a special meeting of the Board of Directors (the “Board”) of DynTek, Inc. (the “Company”) on June 13, 2006, the Board approved changes to the terms of compensation to be paid to the Company’s non-employee directors. Effective as of March 8, 2006, the date on which the Company completed its recapitalization transactions, non-employee directors receive an annual retainer of $20,000, which represents an increase of $15,000 per year. No additional fees are paid for meetings attended in person or telephonically. Previously, directors received $1,500 for meetings attended in person and $500 for meetings attended telephonically. No additional fees will be paid to members of committees of the Board.

In addition, effective July 1, 2006, each non-employee director will also receive a stock grant for the number of shares equal to $20,000 divided by the then-current market price of the Company’s common stock (the “Common Stock”) and an option grant to purchase 100,000 shares of Common Stock. Previously, each non-employee director received annual option grants for 1,000,000 shares of Common Stock. The Board currently includes two non-employee directors J. Michael Gullard and Alan B. Howe. Also effective July 1, 2006, the Chairman of the Board will receive an additional $65,000 annual retainer and an option grant to purchase an additional 100,000 shares of Common Stock. J. Michael Gullard is currently the Chairman of the Board.

The Company believes that the Board compensation package referenced above is warranted because of the substantial demands that have been placed, and will continue to be placed, on the Board due to, among other things, the Company’s recent recapitalization and the relatively small number of current directors. The Board will reevaluate Board compensation every six months to ensure its compensation is commensurate with Board activity and considers the number of non-employee directors sitting on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: June 19, 2006	By:	/s/ Casper Zublin, Jr.
Casper Zublin, Jr. Chief Executive Officer